                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                     SECURITY FIRST TECHNOLOGIES CORPORATION

            It is hereby certified that:

            FIRST: The name of the Corporation is Security First Technologies Corporation (the "Corporation").

            SECOND: Section 1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

                   "1. NAME

                   The name of this corporation is S1 Corporation (the "Corporation")."

                   THIRD: The foregoing amendment to the Amended and Restated Certificate of Incorporation has been adopted by the stockholders of the Corporation at a special meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

                   FOURTH: The foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation law of the State of Delaware.

                   FIFTH: The effective time of this Certificate of Amendment shall be 5:00 p.m. Eastern Standard Time on November 10, 1999.



                                     - 13 -